Exhibit 10.47

EXECUTION COPY

AMENDED AND RESTATED TRANSACTION AGREEMENT
BY AND BETWEEN
LG ASPHALT L.P.
AND
NUSTAR LOGISTICS, L.P.

Dated as of December 20, 2013

1

TABLE OF CONTENTS
ARTICLE I.
DEFINED TERMS                                        1

Section 1.1	Defined Terms 1

Section 1.2	Interpretation. 1
ARTICLE II.
REDEMPTION OF CLASS B INTERESTS                                2

Section 2.1	Redemption of the Class B Interests 2

Section 2.2	Amendment of NuStar Facility; Terminal Swap Arrangements 2

Section 2.3	Closing 2

Section 2.4	Closing Transactions 2

Section 2.5	Inventory Purchase Price. 3
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF LOGISTICS                        5

Section 3.1	Organization; Powers 5

Section 3.2	Authority; Enforceability 5

Section 3.3	Non-Contravention; Consents 6

Section 3.4	Litigation 6

Section 3.5	No Other Representations and Warranties 6
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF LG                            6

Section 4.1	Organization; Powers 7

Section 4.2	Authority; Enforceability 7

Section 4.3	Non-Contravention; Consents 7

Section 4.4	Litigation 8

Section 4.5	No Breach of Guaranteed Obligations 8

Section 4.6	No Other Representations and Warranties 8
ARTICLE V.
CONDITIONS PRECEDENT                                    8

Section 5.1	LG’s Conditions to Closing 8

Section 5.2	Logistics’ Conditions to Closing 9
ARTICLE VI.
TERMINATION                                            11

Section 6.1	Termination 11

Section 6.2	Effect of Termination 11
ARTICLE VII.
PRE- AND POST-CLOSING COVENANTS                            11

Section 7.1	Waiver of Transfer Restrictions 11

Section 7.2	Waiver of Notice for Terminal Swap Arrangements 12

Section 7.3	Appropriate Action; Consents; Filings; Other Matters 12

2

Section 7.4	ABL Facility Amendment 13

Section 7.5	Amended NuStar Facility 14

Section 7.6	Crude Intermediation Financing 14

Section 7.7	Services Agreement 14

Section 7.8	Names Following Closing. 14

Section 7.9	Resignations 15

Section 7.10	Confidentiality. 15

Section 7.11	Tax Matters. 16

Section 7.12	Non-Competition 16

Section 7.13	Supply Agreement 17

Section 7.14	Continuing Effect of Purchase and Sale Agreement 17

Section 7.15	Release of Claims. 17

Section 7.16	Transferred Railcar Expenses 19

Section 7.17	Efforts to Sell Inventory 19

Section 7.18	Limited Waiver of Notice Period for Put Option 19
ARTICLE VIII.
GENERAL PROVISIONS                                        19

Section 8.1	Expenses 19

Section 8.2	Entire Document; Modification or Amendment; Waiver 19

Section 8.3	Counterparts 20

Section 8.4	Severability 20

Section 8.5	Assignability 20

Section 8.6	Captions 20

Section 8.7	Notices 20

Section 8.8	No Third Party Beneficiaries 21

Section 8.9	Construction of Agreement 21

Section 8.10	Waiver of Compliance 22

Section 8.11	Consents Not Unreasonably Withheld 22

Section 8.12	Governing Law; Jurisdiction 22

Section 8.13	Waiver of Jury Trial 22

Section 8.14	Public Announcements 23

Section 8.15	Further Assurances 23

LIST OF APPENDICES

Appendix A:             Definitions
Appendix B:            Inventory Valuation
Appendix C:            Company Third-Party Consents
Appendix D:            Transferred Railcars

LIST OF EXHIBITS

Exhibit A:             Amended NuStar Facility Term Sheet
Exhibit B-1:            Form of Amended Wilmington Terminal Lease
Exhibit B-2:            Form of Amended Baltimore Terminal Lease
Exhibit B-3:            Form of Amended Jacksonville Terminal Lease
Exhibit B-4:            Form of Amended Dumfries Terminal Lease
Exhibit C:            Form of Services Agreement Amendment

3

AMENDED AND RESTATED TRANSACTION AGREEMENT
This AMENDED AND RESTATED TRANSACTION AGREEMENT (this “Agreement”), dated as of December 20, 2013, is made and entered into by and between LG Asphalt L.P., a Delaware limited partnership (“LG”) and NuStar Logistics, L.P., a Delaware limited partnership (“Logistics” and, together with LG, the “Parties,” and each of them, a “Party”).
RECITALS
WHEREAS LG owns all of the Class A Interests (the “Class A Interests”) in NuStar Asphalt LLC, a Delaware limited liability company (the “Company”), and Logistics owns all of the Class B Interests (the “Class B Interests”) in the Company;
WHEREAS the Parties entered into that certain Transaction Agreement, dated as of October 2, 2013 (the “Original Transaction Agreement”), by and between LG and Logistics, pursuant to which the Company would redeem all of the Class B Interests owned by Logistics and, as consideration therefor, the Parties would enter into the other transactions contemplated by the Original Transaction Agreement, subject to the satisfaction of certain terms and conditions; and
WHEREAS the Parties desire to amend and restate the terms of the Original Transaction Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree to amend and restate the Original Transaction Agreement in its entirety as follows.
ARTICLE I.
DEFINED TERMS
Section 1.1    Defined Terms. Capitalized terms used but not otherwise defined in this Agreement have the meanings given to such terms in Appendix A.

Section 1.2     Interpretation.

(a)The words “Amended and Restated Transaction Agreement,” “this Agreement,” “herein,” “hereunder,” “hereof,” “hereby” or other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision hereof.

(b)Unless the context requires otherwise, in this Agreement (i) words singular or plural in number shall be deemed to include the other and pronouns having a masculine, feminine or neuter gender shall be deemed to include the other, (ii) any reference to any Person shall include its permitted successors and assigns, (iii) any reference to Governmental Authority shall include any Person succeeding to its functions and capacities, (iv) any reference to any Preamble, Recitals, Article, Section, Appendix, or Exhibit shall mean and refer to the Preamble, Recitals, Article or Section contained in or the Appendix or Exhibit attached to this Agreement, (v) Appendices and Exhibits attached hereto are part of this Agreement, (vi) all the agreements, documents, exhibits, schedules and other instruments defined or referenced herein shall mean such agreements, documents, exhibits, schedules and other instruments as the same may from time to time be amended, revised, modified or supplemented or the terms and conditions thereof waived to the extent permitted by, and in accordance with the terms thereof and of the other Transaction Documents, (vii) the words “include” and “including” shall mean to include, without limitation, (viii) all times are Eastern Standard Time or Eastern Daylight Time, as the case may be, and (ix) all amounts to be paid hereunder are referenced in Dollars and are to be paid by wire transfer in immediately available funds.

ARTICLE II.
REDEMPTION OF CLASS B INTERESTS

Section 2.1    Redemption of the Class B Interests. Subject to satisfaction of the conditions precedent set forth in Article V, on the Closing Date, Logistics shall transfer and convey to the Company, and the Parties shall cause the Company to redeem and cancel, the Class B Interests (the “Redemption”).

Section 2.2    Amendment of NuStar Facility; Terminal Swap Arrangements. In consideration for the Redemption, subject to satisfaction of the conditions precedent set forth in Article V, on the Closing Date, (a) the Parties shall cause the NuStar Facility to be amended and restated to provide for a six-year term loan having an aggregate principal amount of $150,000,000 on the terms and conditions set forth in the term sheet attached hereto as Exhibit A (the “Amended NuStar Facility”) and (b) the Parties shall cause (i) the Rosario Terminal Lease, the Catoosa Terminal Lease and the Houston Terminal Lease (collectively, the “Canceled Terminal Leases”) to each be terminated, (ii) the Wilmington Terminal Lease, the Baltimore Terminal Lease, the Jacksonville Terminal Lease and the Dumfries Terminal Lease to each be amended and restated, in substantially the forms set forth as Exhibits B‑1, B-2, B-3 and B-4 hereto, respectively (collectively, the “Amended Terminal Leases”), and (iii) the Transferred Railcars to be transferred and assigned to Logistics.

Section 2.3    Closing. Subject to the terms and conditions hereof, proceedings for the consummation of the Transactions (the “Closing”) will take place at the offices of Boies, Schiller & Flexner LLP, 575 Lexington Avenue, New York, New York, at 10:00 a.m. local time or at such other place and at such time as the Parties may agree, on the third Business Day after the day on which the last to be fulfilled of the Closing Conditions is fulfilled or waived by the relevant Party or at such other date as the Parties hereto may mutually agree (the “Closing Date”).

Section 2.4    Closing Transactions. At the Closing, the Parties will cause the following to occur:

(a)Logistics will transfer and convey all of the Class B Interests to the Company, free and clear of any Liens;

(b)the Company will redeem and cancel the Class B Interests;

(c)Refining, as borrower under the NuStar Facility, will repay outstanding borrowings under the NuStar Facility such that the aggregate principal amount outstanding under the NuStar Facility after giving effect to such repayment is equal to $150,000,000;

(d)Refining, the Company and Logistics will amend and restate the NuStar Facility by entering into the Amended NuStar Facility;

(e)the LLC Agreement will be amended and restated to reflect the Redemption and such other revisions as LG, in its sole discretion, may approve;

(f)Logistics and Marketing will terminate the Canceled Terminal Leases;

(g)Logistics, Marketing and NS TOP, as applicable, will amend and restate the Wilmington Terminal Lease, the Baltimore Terminal Lease, the Jacksonville Terminal Lease and the Dumfries Terminal Lease by entering into the Amended Terminal Leases;

(h)Marketing and Logistics will enter into any documents or instruments required to transfer the Transferred Railcars to Logistics;

(i)Logistics will deliver by wire transfer of immediately available funds to the Company an aggregate amount equal to the Inventory Purchase Price, to an account or accounts designated by the Company; and

(j)the Company, Marketing, Refining and GP LLC will amend the Services Agreement by entering into the Services Agreement Amendment.

Section 2.5    Inventory Purchase Price.

(a)    The Parties shall cause the Company to prepare, at the direction of LG, an estimate and notify Logistics in writing, not less than five Business Days prior to the expected Closing Date, of the market value of the Purchased Inventory, which will be determined in accordance with Appendix B (such market value, the “Inventory Purchase Price”).

(b)    Within 45 days after the Closing Date, Logistics shall prepare and deliver to the Company a statement (the “Closing Inventory Statement”) setting forth the market value of the Purchased Inventory as of the Inventory Transfer Timing (the “Closing Inventory”), as determined in accordance with Appendix B. During the 30-day period following the Company’s receipt of the Closing Inventory Statement, LG, the

Company and their respective advisors shall be permitted to review the working papers of Logistics and its advisors relating to the Closing Inventory Statement.

(c)    The Closing Inventory Statement shall become final and binding upon the Parties on the date that is 30 days after Logistics’ delivery thereof. If a Notice of Disagreement with respect to the Closing Inventory Statement is received by Logistics prior to such date, then the Closing Inventory Statement (as revised in accordance with this sentence) shall become final and binding upon the Parties on the earlier of (A) the date Logistics and the Company resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the 30-day period following the delivery of the Notice of Disagreement, Logistics shall, and LG shall cause the Company to, seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period, Logistics and its advisors shall have access to the working papers of the Company and its advisors prepared in connection with the Notice of Disagreement. At the end of such 30-day period, Logistics shall, and LG shall cause the Company to, submit to a mutually acceptable independent accounting firm (the “Accounting Firm”) for resolution any and all matters that remain in dispute, in the form of a written brief prepared by each party. Logistics shall, and LG shall cause the Company to, jointly instruct the Accounting Firm that it (1) shall review only the matters that were included in the Notice of Disagreement and that remain unresolved, (2) shall make its determination in accordance with the requirements of this Section 2.5(c) and (3) shall render its decision within 30 days from the submission to it of the matters that remain unresolved. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party or parties against which such determination is to be enforced. The fees, costs and expenses of the Accounting Firm incurred pursuant to this Section 2.5(c) shall be borne in the same proportion that the aggregate dollar amount of unresolved disputed items so submitted to the Accounting Firm that are unsuccessfully disputed by Logistics, on the one hand, and the Company, on the other hand, as finally determined by the Accounting Firm, bears to the total dollar amount of such unresolved disputed items so submitted. The fees, costs and expenses of Logistics incurred in connection with its preparation of the Closing Inventory Statement, its review of any Notice of Disagreement, if any, and its preparation of its written brief submitted to the Accounting Firm, if any, shall be borne by Logistics, and the fees, costs and expenses of the Company incurred in connection with its review of the Closing Inventory Statement, its preparation of the Notice of Disagreement, if any, and its preparation of its written brief submitted to the Accounting Firm, if any, shall be borne by the Company. The date on which the Closing Inventory Statement becomes final and binding on the Parties pursuant to this Section 2.5(c) shall be referred to as the “Determination Date.”

(d)    In the event that the Closing Inventory as finally determined pursuant to this Section 2.5 is greater than the Inventory Purchase Price, then Logistics shall, within five Business Days after the Determination Date, make payment by wire transfer of immediately available funds to the Company of the amount of such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment. In the event that the Closing Inventory as finally determined pursuant to this Section 2.5 is less than the Inventory Purchase Price, then LG shall cause the Company to, within five Business Days after the Determination Date, make payment by wire transfer of immediately available funds to Logistics of the amount of such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF LOGISTICS

Logistics hereby represents and warrants to LG that all of the statements contained in this Article III are true and correct as of the date of the Original Transaction Agreement and as of the Closing Date:
Section 3.1    Organization; Powers. Logistics is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted.

Section 3.2    Authority; Enforceability. Logistics owns beneficially and of record, good and marketable title to the Class B Interests free and clear of any Liens and any restrictions on sales or transfers of securities under applicable securities laws. Logistics has all requisite limited partnership power and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance by each of Logistics, Energy, GP LLC and NS TOP of the Transaction Documents to which it is a party and the consummation of the Transactions have been (or with respect to those Transaction Documents to be executed as of the Closing Date, will be on or before the Closing Date) duly and validly authorized by all action required on the part of Logistics, Energy, GP LLC and NS TOP, as the case may be, and no other proceedings on the part of Logistics, Energy, GP LLC and NS TOP are necessary to authorize the Transaction Documents to which such entity is a party or to consummate the Transactions. Each of Logistics, Energy, GP LLC and NS TOP has duly executed and delivered each of the Transaction Documents to which it is a party (or with respect to those Transaction Documents to be executed as of the Closing Date, will have executed and delivered on or before the Closing Date). Assuming LG’s, the Company’s, Refining’s and Marketing’s due authorization, execution and delivery of the Transaction Documents, the Transaction Documents to which Logistics, Energy, GP LLC or NS TOP, as the case may be, is a party constitute (or with respect to those Transaction Documents to be executed as of the Closing Date, will constitute on or before the Closing Date) the valid and legally binding obligation of Logistics, Energy, GP LLC or NS TOP, as the case may be, enforceable against Logistics, Energy, GP LLC or NS TOP, as the case may be, in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.

Section 3.3    Non-Contravention; Consents. The consummation of the Transactions by Logistics, Energy, GP LLC and NS TOP will not:

(a)violate, conflict with, or result in a breach of any provisions of, the Organizational Documents of Logistics, Energy, GP LLC or NS TOP;

(b)violate in any material respect, result in a breach of or constitute a default under (with or without notice or lapse of time as a result of any cure period, or both), conflict in any material respect with any of the terms, conditions or provisions of, give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under or require the posting of any additional or different collateral or credit support under (including a Guarantee, letter of credit or cash collateral), any of the material Contracts, of Logistics, Energy, GP LLC or NS TOP;

(c)materially violate, contravene or conflict with, or result in a material breach of, any law, rule, regulation, Order, writ, injunction, license, Permit or decree applicable to Logistics, Energy, GP LLC or NS TOP;

(d)require a material consent or approval of, filing with, or notice to any Governmental Authority or other Person with respect to Logistics, Energy, GP LLC or NS TOP; or

(e)require any NuStar Third-Party Consents on the part of Logistics, Energy, GP LLC or NS TOP.

Section 3.4    Litigation. There are no Claims, actions, suits, investigations or proceedings (including any arbitration proceedings) of any nature, at law or in equity, pending or, to the Knowledge of Logistics, threatened in writing, by or against it, Energy, GP LLC or NS TOP or, to the Knowledge of Logistics, their respective directors, officers, employees, agents or Affiliates which would materially adversely affect Logistics’, Energy’s, GP LLC’s or NS TOP’s ability to execute, deliver and perform each Transaction Document to which it is a party or to consummate the Transactions.

Section 3.5    No Other Representations and Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN ANY OTHER PROVISION OF THE TRANSACTION DOCUMENTS AND EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH IN THE TRANSACTION DOCUMENTS, LOGISTICS UNDERSTANDS AND AGREES THAT LG IS NOT MAKING ANY REPRESENTATION, WARRANTY OR COVENANT WHATSOEVER, EXPRESS, IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF LG

LG hereby represents and warrants to Logistics that all of the statements contained in this Article IV are true and correct as of the date of the Original Transaction Agreement and as of the Closing Date:

Section 4.1    Organization; Powers. LG is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted.
Section 4.2    Authority; Enforceability. LG has all requisite limited partnership power and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is a party and to consummate the Transactions. The execution, delivery and performance by LG of the Transaction Documents to which it is a party and the consummation of the Transactions have been (or with respect to those Transaction Documents to be executed as of the Closing Date, will be on or before the Closing Date) duly and validly authorized by all limited partnership or other action required on the part of LG, and no other limited partnership or other proceedings on the part of LG are necessary to authorize the Transaction Documents to which it is a party or to consummate the Transactions. LG has duly executed and delivered each of the Transaction Documents to which it is a party (or with respect to those Transaction Documents to be executed as of the Closing Date, will have executed and delivered on or before the Closing Date). Assuming Logistics’, Energy’s, GP LLC’s, NS TOP’s, the Company’s, Refining’s and Marketing’s due authorization, execution and delivery of the Transaction Documents (as applicable), the Transaction Documents to which LG is a party constitute (or with respect to those Transaction Documents to be executed as of the Closing Date, will constitute on or before the Closing Date) the valid and legally binding obligation of LG, enforceable against LG in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and by general equitable principles.

Sectoin 4.3    Non-Contravention; Consents. The consummation of the Transactions by LG will not:

(a)violate, conflict with, or result in a breach of any provisions of, the Organizational Documents of LG;

(b)violate in any material respect, result in a breach of or constitute a default under (with or without notice or lapse of time as a result of any cure period, or both), conflict in any material respect with any of the terms, conditions or provisions of, give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under or require the posting of any additional or different collateral or credit support under (including a Guarantee, letter of credit or cash collateral), any of the material Contracts of LG;

(c)materially violate, contravene or conflict with, or result in a material breach of, any law, rule, regulation, order, writ, injunction, license, Permit or decree applicable to LG;

(d)require a material consent or approval of, filing with, or notice to any Governmental Authority or other Person with respect to LG; or

(e)require any LG Third-Party Consents on the part of LG.

Section 4.4    Litigation. There are no Claims, actions, suits, investigations or proceedings (including any arbitration proceedings) of any nature, at law or in equity, pending or, to the Knowledge of LG, threatened in writing, by or against LG or, to the Knowledge of LG, its directors, officers, employees or agents or Affiliates which would materially adversely affect LG’s ability to execute, deliver and perform each Transaction Document to which it is a party and to consummate the Transactions.

Section 4.5    No Breach of Guaranteed Obligations. To the Knowledge of LG, as of the date hereof, no member of the Company Group has committed a material breach of any agreement for which Logistics or any of its Affiliates has guaranteed the obligations of any Company Group member, other than any such breach that has been cured in all material respects prior to the date hereof.

Section 4.6    No Other Representations and Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN ANY OTHER PROVISION OF THE TRANSACTION DOCUMENTS AND EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH IN THE TRANSACTION DOCUMENTS, LG UNDERSTANDS AND AGREES THAT LOGISTICS IS NOT MAKING ANY REPRESENTATION, WARRANTY OR COVENANT WHATSOEVER, EXPRESS, IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE.

ARTICLE V.
CONDITIONS PRECEDENT

Section 5.1    LG’s Conditions to Closing. The obligations of LG to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, except for any such condition the satisfaction of which LG waives in writing:

(a)Logistics shall have performed or complied in all material respects with all covenants and agreements contained in this Agreement on its part required to be performed or complied with at or prior to the Closing;

(b)the representations and warranties of Logistics set forth in this Agreement that are qualified with respect to materiality shall be true and correct, and the representations and warranties of Logistics set forth in this Agreement that are not so qualified shall be true and correct in all material respects, as of the date of the Original Transaction Agreement and as of the Closing Date as though made on the Closing Date;

(c)(x) LG shall have received from Logistics an executed copy of the Amended NuStar Facility, pursuant to which the NuStar Facility shall be amended and restated in accordance with the terms and conditions set forth in Exhibit A, and (y) Refining, as borrower under the NuStar Facility, shall have repaid (or shall repay at the Closing) outstanding borrowings under the NuStar Facility such that the aggregate principal amount outstanding under the NuStar Facility after giving effect to such repayment is equal to $150,000,000;

(d)LG shall have received from Logistics, Energy, GP LLC and NS TOP an executed copy of each other Transaction Document to which such Person is a party;

(e)the Company or Refining shall have filed with or submitted to NJDEP or an NJDEP-approved LSRP any filings required pursuant to ISRA to consummate or close any of the Transactions, including, to the extent required, a General Information Notice and Remediation Certificate or other applicable waiver, exemption or certification;

(f)all authorizations, consents, Orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority necessary for the consummation of the Transactions shall have been obtained or filed or shall have occurred;

(g)no Applicable Law, temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of the Transactions shall be in effect;

(h)the Company shall have received and made available to LG all Company Third-Party Consents set forth in Appendix C;

(i)the ABL Facility Amendment shall have been executed by all parties thereto in a form reasonably satisfactory to LG and shall be in effect, or shall become effective automatically upon the Closing;

(j)a member of the Company Group shall have entered into definitive documentation in respect of the Crude Intermediation Financing on terms reasonably satisfactory to LG and the Crude Intermediation Financing shall have been funded in full; and

(k)between the date of the Original Transaction Agreement and the Closing Date, neither Logistics nor any of its Affiliates shall have committed a material breach of any agreement between the Company Group and such party that has not been cured.

Section 5.2    Logistics’ Conditions to Closing. The obligation of Logistics to consummate the Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, except for any such condition the satisfaction of which Logistics waives in writing:

(a)LG shall have performed or complied in all material respects with all covenants and agreements contained in this Agreement on its part required to be performed or complied with at or prior to the Closing;

(b)the representations and warranties of LG set forth in this Agreement that are qualified with respect to materiality shall be true and correct, and the representations and warranties of LG set forth in this Agreement that are not so qualified shall be true and correct in all material respects, as of the date of the Original Transaction Agreement and as of the Closing Date as though made on the Closing Date (or with respect to each representation and warranty by its terms made as of another date, on such other date);

(c)(x) Logistics shall have received from Refining and Asphalt an executed copy of the Amended NuStar Facility, pursuant to which the NuStar Facility shall be amended and restated in accordance with the terms and conditions set forth in Exhibit A, and (y) Refining, as borrower under the NuStar Facility, shall have repaid (or shall repay at the Closing) outstanding borrowings under the NuStar Facility such that the aggregate principal amount outstanding under the NuStar Facility after giving effect to such repayment is equal to $150,000,000;

(d)Logistics shall have received from LG and the Company Group an executed copy of each other Transaction Document to which such person is a party;

(e)the Company or Refining shall have filed with or submitted to NJDEP or an NJDEP-approved LSRP any filings required pursuant to ISRA to consummate or close any of the Transactions, including, to the extent required, a General Information Notice and Remediation Certificate or other applicable waiver, exemption or certification;

(f)all authorizations, consents, Orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Authority necessary for the consummation of the Transactions shall have been obtained or filed or shall have occurred;

(g)no Applicable Law, temporary restraining order, preliminary or permanent injunction or other Order issued by any court of competent jurisdiction or other legal restraint or prohibition that has the effect of preventing the consummation of any of the Transactions shall be in effect;

(h)the ABL Facility Amendment shall have been executed by all parties thereto and shall be in effect, or shall become effective automatically upon the Closing;

(i)between the date of the Original Transaction Agreement and the Closing Date, no member of the Company Group shall have committed a material breach of any agreement between the Company Group and Logistics or any of its Affiliates that has not been cured; and

(j)between the date of the Original Transaction Agreement and the Closing Date, no member of the Company Group shall have committed a material breach of any agreement for which Logistics or any of its Affiliates has guaranteed the obligations of any Company Group member that has not been cured.

ARTICLE VI.
TERMINATION

Section 6.1    Termination. (a)  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:

(i)by mutual written consent of Logistics and LG;

(ii)by LG if any of the conditions set forth in Section 5.1 shall have become incapable of fulfillment and shall not have been waived by LG;

(iii)by Logistics if any of the conditions set forth in Section 5.2 shall have become incapable of fulfillment and shall not have been waived by Logistics; or

(iv)by LG or Logistics if the Closing has not occurred on or prior to January 31, 2014;
provided, however, that the Party seeking termination pursuant to clause (ii), (iii) or (iv) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.
(b)    In the event of termination by LG or Logistics pursuant to this Section 6.1, written notice thereof shall forthwith be given to the other and the Transactions shall be terminated without further action by any Party. If this Agreement is terminated as provided herein, all confidential information regarding the Company or the other Party received by LG or Logistics, respectively, shall be kept confidential by the Parties and shall be subject to the confidentiality provisions set forth in Section 11.10 of the LLC Agreement, which shall remain in full force and effect in accordance with its terms.

Section 6.2    Effect of Termination. If this Agreement is terminated and the Transactions are abandoned as described in Section 6.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 8.1 relating to certain expenses, (ii) Section 8.14 relating to publicity and (iii) this Article VI. Nothing in this Section 6.2 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by any other party of its obligations under this Agreement.

ARTICLE VII
PRE- AND POST-CLOSING COVENANTS

Section 7.1    Waiver of Transfer Restrictions. Each of Logistics and LG hereby agrees that the Transactions, including the Redemption, shall not constitute, and shall not be deemed to be, a breach of the transfer restrictions set forth in Article VIII of the LLC Agreement, and each of Logistics and LG hereby waives the transfer restrictions set forth in Article VIII of the LLC Agreement to the extent that such restrictions would otherwise be breached by the Transactions.

Section 7.2    Waiver of Notice for Terminal Swap Arrangements. Logistics hereby waives the 90-day notice period applicable to a termination of the Canceled Terminal Leases contained in Section 2 of each respective Canceled Terminal Lease. Upon termination of the Canceled Terminal Leases at the Closing, all of the terms of the Canceled Terminal Leases will cease to have any force and effect, including Sections 7.1 and 8 of the Master Terminal Services Agreement among NuStar Pipeline

Operating Partnership L.P., Logistics and Marketing, dated as of December 21, 2011, to the extent applicable to the Canceled Terminal Leases.

Section 7.3    Appropriate Action; Consents; Filings; Other Matters. From the date of the Original Transaction Agreement until the Closing:

(a)each of Logistics and LG shall use commercially reasonable efforts to, and shall cause the Company Group to use commercially reasonable efforts to, (i) take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with other Party in doing, all things that, in either case, are necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the Transactions (including the entering into of the Amended NuStar Facility and the negotiation and entering into of the ABL Facility Amendment), (ii) obtain from the relevant Governmental Authorities all Authorizations required to be obtained at or prior to the Closing by Logistics, LG or the Company Group in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the Transactions and (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Transactions required under any Applicable Law at or prior to the Closing. Logistics and LG shall bear the costs and expenses of their respective filings, and any costs and expenses of filings by the Company Group shall be borne equally by Logistics and LG; provided, however, that Logistics and LG shall bear equally the filing fee in connection with any such filings. In furtherance of the foregoing, Logistics and LG shall cause the Company or Refining to (i) use commercially reasonable efforts to comply with all applicable requirements of ISRA and (ii) file with or submit to NJDEP or an NJDEP-approved LSRP any filings required pursuant to ISRA to consummate or close any of the Transactions including, to the extent required, a General Information Notice and Remediation Certificate or other applicable waiver, exemption or certification, and provide copies to Logistics and LG no less than three Business Days prior to the Closing Date documents evidencing such filing or submission. Logistics and LG shall cooperate, and shall cause the Company Group to cooperate, in connection with the making of all such filings, including by providing copies of all such documents to the non-filing party and its advisors prior to filing. Logistics and LG shall each use commercially reasonable efforts, and shall cause the Company Group to use commercially reasonable efforts, to furnish or cause to be furnished all information required for any application or other filing to be made pursuant to any Applicable Laws in connection with the Transactions;

(b)Logistics and LG shall each, and shall cause the Company Group to, timely give or cause to be given all notices to third Persons and use commercially reasonable efforts to obtain all Third-Party Consents and Authorizations required in connection with the Transactions, including the Company Third-Party Consents set forth on Appendix C; provided, however, that this Section 7.3(b) shall not obligate the Parties or any Affiliate thereof to, or cause the Company Group to, pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Third-Party Consent or Authorization may be required;

(c)Logistics and LG shall each, and shall cause the Company Group to, give prompt notice to the other of the receipt of any written notice or other written communication from (i) any Person alleging that the consent of such Person is or may be required in connection with the Transactions, (ii) any Governmental Authority in connection with the Transactions, (iii) any Governmental Authority or other Person regarding the initiation or threat of initiation of any Claims against, relating to, or involving Logistics, LG or the Company Group that relate to the consummation of the Transactions, and (iv) any Person regarding the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to (A) cause any condition to the obligations of the other Party to consummate the Closing not to be satisfied, (B) cause a breach of the representations, warranties or covenants of such

Party under this Agreement or (C) delay or impede the ability of either Logistics, LG, or the Company Group to consummate the Transactions or to fulfill their respective obligations set forth herein. No delivery of any notice pursuant to clause (iv) of this Section 7.3(c) shall cure any breach of any representation, warranty or covenant of the Party giving such notice contained in this Agreement; and

(d)Logistics and LG each agree to, and shall cause the Company Group to, cooperate and to vigorously contest and resist any administrative or judicial action, and to seek to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) of any court or other Governmental Authority that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, including the vigorous pursuit of all available avenues of administrative and judicial appeal.

Section 7.4    ABL Facility Amendment. Each of Logistics and LG shall use its commercially reasonably efforts to, and shall cause the Company Group to use commercially reasonable efforts to, negotiate and enter into an amendment of the ABL Facility in connection with the Parties’ entry into this Agreement and the consummation of the Transactions, effective at or prior to the Closing, on terms and conditions that are reasonably satisfactory to LG (the “ABL Facility Amendment”); provided, however, that this Section 7.4 shall not obligate either Party or any Affiliate thereof to, or to cause the Company Group to, (i) pay or commit to pay any amount to (or incur any obligation in favor of) any Person, other than expenses of the lenders reimbursed by the Company Group upon the occurrence of the Closing, or (ii) agree to any waiver or amendment to the Transaction Documents in connection with the ABL Facility Amendment if such waiver or amendment is materially detrimental to such Party or the Company Group, as the case may be. Subject to the preceding sentence, prior to the Closing, neither Logistics nor LG shall, without the prior written consent of the other Party, permit any amendment or modification to be made to, or grant any waiver of any material provision under, the ABL Facility.

Section 7.5    Amended NuStar Facility. Logistics and LG each agree to cause the Company and Refining, at the Closing, to repay outstanding borrowings under the NuStar Facility such that the aggregate principal amount outstanding under the NuStar Facility after giving effect to such repayment is equal to $150,000,000. Logistics and LG each agree to cause the Company and Refining to enter into the Amended NuStar Facility on the terms and conditions set forth on Exhibit A.

Section 7.6    Crude Intermediation Financing. LG shall use its commercially reasonable efforts to, and shall cause the Company Group to use commercially reasonable efforts to, obtain debt financing for the Company Group under a crude intermediation financing facility (the “Crude Intermediation Financing”) with J. Aron & Company or its Affiliates (or one or more alternative lenders reasonably acceptable to LG), including using commercially reasonable efforts to (i) negotiate and enter into definitive agreements with respect to the Crude Intermediation Financing on terms and conditions that are reasonably satisfactory to LG, (ii) satisfy all conditions to funding applicable to the Company Group in the definitive agreements related to the Crude Intermediation Financing and (iii) cause the Crude Intermediation Financing to be funded in full at or prior to the Closing. Logistics agrees to provide any consents required of it and necessary (in Logistics’ capacity as a member of the Company) for the Company Group to enter into the Crude Intermediation Financing; provided, however, that this Section 7.6 shall not obligate Logistics or any Affiliate thereof to pay or commit to pay any amount to (or incur any obligation in favor of) any Person in connection with the Crude Intermediation Financing.

Section 7.7    Services Agreement. Each of Logistics and LG agree to, and shall cause its Affiliates and the Company Group to, take all actions necessary to cause the Services Agreement, dated as of September 28, 2012, among the Company Group and GP LLC (the “Services Agreement”), to be

amended at the Closing by entering into an amendment to the Services Agreement, in substantially the form set forth as Exhibit C hereto (the “Services Agreement Amendment”). Logistics agrees to cause GP LLC to comply with its obligations under the Services Agreement until the Services Agreement, as it may be amended by the Services Agreement Amendment at the Closing, expires or is terminated in accordance with its terms, including by providing Administrative Services (as defined in the Services Agreement) in connection with the Company Group’s entry into the Crude Intermediation Financing.

Section 7.8    Names Following Closing.

(a)    Each of Logistics and LG shall cause the Organizational Documents of the Company Group to be amended such that the names of the Company, Refining and Marketing no longer include the name “NuStar”, effective at the Closing.

(b)    LG shall use its commercially reasonable efforts to cause the Company Group to cease using the “NuStar” name in the operation of the Company Group’s business within 90 days following the Closing Date, including by removing references to the “NuStar” name in all marketing materials used by the Company Group.

(c)    Each of Logistics and LG agree to, and shall cause the Company Group to, take all actions necessary to cause the Trademark and Copyright License Agreement, dated as of September 28, 2012, to be terminated effective as of the date that is 90 days following the Closing Date.

Section 7.9    Resignations. On or prior to the Closing Date, Logistics shall cause to be delivered to LG duly signed resignations, effective immediately after the Closing, of all of the NuStar Managers (as defined in the LLC Agreement) other than Michael Pesch, in their respective capacities as members of the board of managers of the Company.

Section 7.10    Confidentiality.

(a)From and after the Closing, Logistics shall keep confidential, and shall cause its Affiliates and instruct its and their officers, directors, employees and advisors to keep confidential, all information relating to LG and its Affiliates and the Company Group, except (i) as required by Applicable Law or administrative process or by any court of competent jurisdiction, (ii) information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 7.10(a), (iii) disclosure to accountants and legal counsel of Logistics to the extent that (A) such Persons require such information in performing customary services for Logistics and (B) such Persons agree in writing to keep confidential all such information on the same terms and as set forth or referred to in this Section 7.10(a) and (iv) subject to any agreement containing provisions substantially the same as those of this Section 7.10(a), to (x) any actual or prospective assignee or participant in any of its rights or obligations under the NuStar Facility or any documents related thereto, or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company as borrower under the NuStar Facility or any of its obligations thereunder, in the case of each of clauses (x) and (y), solely to the extent such disclosure is permitted under the terms of the NuStar Facility.

(b)From and after the Closing, LG shall keep confidential, and shall cause its Affiliates and the Company Group and instruct its and their officers, directors, employees and advisors to keep confidential, all information relating to Logistics and its Affiliates, except (i) as required by Applicable Law or administrative process or by any court of competent jurisdiction, (ii) information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 7.10(b) and (iii) disclosure to accountants and legal counsel of LG or the Company Group to the extent that (A) such Persons require such information in performing customary services for LG or the Company Group and (B) such Persons agree in writing to keep confidential all such information on the same terms and as set forth or referred to in this Section 7.10(b).

(c)The confidentiality obligations set forth in this Section 7.10 shall terminate on the date that is three (3) years after the Closing Date.

Section 7.11    Tax Matters.

(a)For purposes of Section 6.04 of the LLC Agreement, the Redemption shall be treated as a Transfer (as such term is defined in Section 8.01 of the LLC Agreement).

(b)Logistics hereby resigns as Tax Matters Member (as such term is defined in Section 6.06 of the LLC Agreement) pursuant to Section 6.06 of the LLC Agreement, as of the Closing; provided, however, nothing in this Section 7.11(b) shall be construed to limit Logistics’ rights under Section 7.11(c).

(c)LG agrees that it shall cause the Company to use commercially reasonable efforts to deliver to each Member (as such term is defined in Section 1.01 the LLC Agreement, but without regard to such Member ceasing to be a Member of the Company) a draft copy of such Member’s Internal Revenue Service Schedule K-1, with respect to the U.S. Federal taxable year of the Company in which the Closing occurs, no later than February 20 of the year following the taxable year in which the Closing occurs. Logistics shall have no right to review or comment on Schedule K-1, except (and until) as provided below in this Section 7.11(c). No later than March 10 of the year following the year in which the Closing occurs, LG shall cause the Company to provide to Logistics a copy of the Company’s Internal Revenue Service Form 1065, including Internal Revenue Service Schedule K-1 (or, in each case, any state and local equivalent thereto) (together a “Tax Return”) for Logistics’ review and approval, such approval not to be unreasonably delayed or withheld. If Logistics disputes any tax item on such Tax Return, Logistics shall notify LG, within five (5) Business Days of receipt thereof, of such disputed item (or items) and the basis for its objection. If Logistics does not object within such period, the Tax Return shall be deemed to have been accepted and agreed upon, and final and conclusive, for all purposes hereof. Logistics and LG shall act in good faith to resolve any such dispute prior to the due date of the Company’s Tax Return. If Logistics timely notifies LG in accordance with this Section 7.11(c) of any objection to the Tax Return, and if Logistics and LG are unable to resolve such dispute through good faith negotiations within five (5) Business Days after Logistics’ notice of objection, then the Parties shall mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by, an independent accounting firm mutually acceptable to Logistics and LG (the “Independent Accountants”). The Independent Accountants shall determine and report in writing to Logistics and LG as to the resolution of all disputed matters submitted to the Independent Accountants and the effect of such determinations on the Tax Return within ten (10) calendar days after such submission, and such determinations shall be final, binding and conclusive as to the Parties. The fees and disbursements of the Independent Accountants shall be borne equally by Logistics and LG.

Section 7.12    Non-Competition. Logistics agrees that, from and after the Closing, until the date that is six (6) years from the Closing Date, it shall not, and shall cause each of its Controlled Affiliates not to, directly or indirectly own, manage, operate or control, or participate in the ownership, management, operation or control of, or be connected as a manager, director, officer, employer, employee, partner member, consultant, independent contractor or otherwise with, or permit its name to be used by or in connection with, any profit or non-profit business or organization that engages in the production (whether by refining or otherwise), storage, marketing or distribution of asphalt in Petroleum Administration for Defense District 1 (as defined by the U.S. Energy Information Administration of the U.S. Department of Energy); provided, however, that nothing herein shall prohibit Logistics (i) from being a passive owner of not more than five percent of any class of equity interests of a corporation or other entity that is listed on a national securities exchange, so long as Logistics has no active participation in the business of such corporation or other entity, (ii) from storing asphalt for third parties on an arms’ length basis at any Retained Terminal for which the Amended Terminal Lease has been terminated by the Company Group or in asphalt storage tanks at any Retained Terminal that the Company Group has ceased to actively use, or (iii) from storing asphalt for third parties on an arms’ length basis at any asphalt terminal that is part of any business acquired after the date hereof by Logistics or any of its Affiliates.

Section 7.13    Supply Agreement. The Parties acknowledge and agree that the Crude Oil Supply Agreement, dated as of September 28, 2012, by and between Logistics and Marketing, as amended by Amendment No. 1 to Crude Oil Supply Agreement, effective as of October 1, 2013 (the “Supply Agreement”) will terminate effective January 1, 2014 without any further action by the Parties; provided, that the Parties acknowledge and agree that any payment under the Supply Agreement that would otherwise become immediately due and payable as a result of such termination will instead remain due and payable at such time and to such extent as would have been required under the Supply Agreement if the Supply Agreement had not been terminated.

Section 7.14    Continuing Effect of Purchase and Sale Agreement. For the avoidance of doubt, except to the extent explicitly set forth herein or in the other Transaction Documents, the provisions of the Purchase and Sale Agreement, dated as of July 3, 2012, by and among Energy, Logistics, Refining, Marketing, GP LLC, the Company and Asphalt Acquisition LLC, as amended by Amendment No. 1 to Purchase and Sale Agreement, dated as of September 28, 2012 (the “Purchase and Sale Agreement”) and each of the other Transaction Documents (as defined in the Purchase and Sale Agreement), shall remain in full force and effect in accordance with their terms. From and after the Closing, LG shall cause the Company Group to comply with the covenants and obligations of the Company Group under the Purchase and Sale Agreement, including the post-closing obligations of the Company Group pursuant to Section 8.9 of the Purchase and Sale Agreement.

Section 7.15    Release of Claims.

(a)    Effective as of the Closing, Logistics does for itself, and its Affiliates, partners, heirs, beneficiaries, designees, successors and assigns, if any, release and absolutely discharge LG and the Company Group and their respective officers, directors, shareholders, Affiliates, employees, advisors and agents (collectively, the “Released Parties”), from and against any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that Logistics now has, or at any time previously had, or shall or may have in the future, as a member, manager, officer, director, contractor, consultant or employee of the Company Group, arising by virtue of or in any manner related to any actions or inactions with respect to its ownership of the Class B Interests or the Organizational Documents of the Company Group, arising on or before the Closing Date; provided, however, that this release shall not affect (x) any right of Logistics contained in the Transaction Agreements or in any other agreement (other than the Organizational Documents of the Company Group) between Logistics or any of its Affiliates and any member of the Company Group, or (y) any claim for exculpation or indemnification for which Logistics or its officers, directors, partners, shareholders, Affiliates, employees, advisors and agents would otherwise be entitled to make under the Organizational Documents of the Company Group as in effect immediately prior to the Closing or otherwise in their respective capacities as a member of the Company or of the Company’s board of managers. It is the intention of Logistics in executing this release, and in giving and receiving the consideration called for herein, that the release contained in this Section 7.15(a) shall be effective as a full and final accord and satisfaction and general release of and from all matters referred to in the foregoing sentence and the final resolution by Logistics and the Released Parties of all such matters.

(b)    Effective as of the Closing, LG does for itself, the Company Group, and its and their Affiliates, partners, heirs, beneficiaries, designees, successors and assigns, if any, release and absolutely discharge Logistics and its officers, directors, partners, shareholders, Affiliates, employees, advisors and agents (collectively, the “Logistics Released Parties”), from and against any and all claims, demands, damages, debts, liabilities, obligations, costs, expenses (including attorneys’ and accountants’ fees and expenses), actions and causes of action of any nature whatsoever, whether now known or unknown, suspected or unsuspected, that the Company Group now has, or at any time previously had, or shall or may have in the future, or that LG now has, or at any time previously had, or shall or may have in the future, as a member, manager, officer, director, contractor, consultant or employee of the Company Group, in each case arising by virtue of or in any manner related to any actions or inactions with respect to Logistics’ ownership of the Class B Interests or the Organizational Documents of the Company Group, arising on or before the Closing Date; provided, however, that this release shall not affect any right of LG or the Company Group contained in the Transaction Agreements or in any other agreement (other than the Organizational Documents of the Company Group) between LG or the Company Group and Logistics or any of its Affiliates. It is the intention of LG in executing this release, and in giving and receiving the consideration called for herein, that the release contained in this Section 7.15(b) shall be effective as a full and final accord and satisfaction and general release of and from all matters referred to in the foregoing sentence and the final resolution by LG and the Logistics Released Parties of all such matters.

Section 7.16    Transferred Railcar Expenses. Any expenses incurred prior to the Closing in respect of the Transferred Railcars shall be paid by the Company Group, regardless of when such expenses are invoiced.

Section 7.17    Efforts to Sell Inventory. From the date of the Original Transaction Agreement until the Closing, each of Logistics and LG shall cause the Company Group to use commercially reasonable efforts to reduce the amount of Purchased Inventory to 20,000 barrels at or prior to the Inventory Transfer Timing. In furtherance of the foregoing, from the date of the Original Transaction Agreement until the Closing, each of Logistics and LG (i) shall cause the Company Group to use commercially reasonable efforts to sell the Inventory at the Swapped Terminals and in the Transferred Railcars in the ordinary course of business and (ii) shall not permit any member of the Company Group to purchase or otherwise acquire any additional Inventory to be held at the Swapped Terminals without the prior written consent of Logistics.

Section 7.18    Limited Waiver of Notice Period for Put Option. LG hereby agrees that, notwithstanding anything to the contrary herein or in the Organizational Documents of the Company, if this Agreement is terminated prior to the Closing pursuant to Section 6.1, Logistics may, within fifteen (15) days following such termination, exercise its rights pursuant to the proviso contained in Section 4.01(h) of the LLC Agreement arising out of any notice provided by LG to Logistics between the date of the Original Transaction Agreement and the date of such termination that LG intends to proceed with an action contemplated by clause (ii), (iii) or (iv) of Section 4.01(h) of the LLC Agreement pursuant to such proviso, regardless of any time periods for notice set forth therein.

ARTICLE VIII.
GENERAL PROVISIONS

Section 8.1    Expenses. All costs and expenses (including attorneys’ and consultants’ fees, costs and expenses) incurred in connection with the Transaction Documents and the Transactions shall be paid by the Party incurring such costs and expenses.

Section 8.2    Entire Document; Modification or Amendment; Waiver. The Transaction Documents (including the appendices, exhibits and schedules thereto) contain the entire agreement between the Parties with respect to the Transactions, and supersede all negotiations, representations, warranties, commitments, offers, Contracts and writings prior to the execution date of this Agreement, written or oral, with respect to the Transactions. No modification or amendment of any provision of this Agreement shall be effective unless made in writing and duly signed by the Parties referring specifically to this Agreement. Notwithstanding the foregoing, the consent of any entities that have provided or committed to provide financing or have otherwise entered into agreements in connection with the ABL Facility or the Crude Intermediation Financing (collectively, the “Financing Sources”) shall be required for any modification or amendment of this Section 8.2 or Section 8.8, Section 8.12 or Section 8.13 to the extent such modification or amendment affects the rights afforded to the Financing Sources.

Section 8.3    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 8.4    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under Applicable Laws, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under Applicable Laws, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 8.5     Assignability. The rights under this Agreement shall not be assignable or transferable nor the obligations delegable by any Party without the prior written consent of the other Party, which consent may be granted or withheld in such other Party’s sole discretion.

Section 8.6     Captions. The captions of the various Articles, Sections, Appendices and Exhibits of this Agreement have been inserted only for convenience of reference and do not modify, explain, enlarge or restrict any of the provisions of this Agreement.

Section 8.7    Notices. All notices, requests, demands and other communications under this Agreement must be in writing and must be delivered in person or sent by certified mail, postage prepaid, by overnight delivery, or by telefacsimile, and properly addressed as follows:

If to Logistics:

NuStar Logistics, L.P.
19003 IH-10 West
San Antonio, TX 78257
Attention: Bradley C. Barron, Esq.
Facsimile: (210) 918-5500

With a copy to:

Boies, Schiller & Flexner LLP
575 Lexington Avenue, 7th Floor
New York, NY 10022
Attention: Jason M. Hill, Esq.
Facsimile: (212) 754-4240

If to LG:

LG Asphalt L.P.
c/o Lindsay Goldberg
630 Fifth Avenue, 30th Floor
New York, NY 10011
Attention:     J. Russell Triedman
Michael W. Dees
Facsimile:    (212) 373-4120
(212) 373-4123

With a copy to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Attention: Andrew R. Thompson, Esq.
Facsimile: (212) 474-3700
Any Party may from time to time change its address for the purpose of notices to that Party by a similar notice specifying a new address, but no such change is effective until it is actually received by the Party sought to be charged with its contents. Notices which are addressed as provided in this Section 8.7 given in person or by overnight delivery or mail shall be effective upon receipt. Notices which are addressed as provided in this Section 8.7 given by telefacsimile shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt, if not received during the recipient’s normal business hours. All notices by telefacsimile shall be confirmed promptly by the sender after transmission in writing by certified mail or overnight delivery.
Section 8.8    No Third Party Beneficiaries. Except as provided in Section 8.2, Section 8.12 and Section 8.13 (with respect to which the Financing Sources (and each of their successors and assigns) shall be third-party beneficiaries, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties and their respective permitted successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any Party, nor give any third Persons any right of subrogation or action against any Party.

Section 8.9    Construction of Agreement. This Agreement and any documents or instruments delivered pursuant hereto and thereto shall be construed without regard to the identity of the Person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

Section 8.10    Waiver of Compliance. Except as provided in this Section 8.10, to the extent permitted by Applicable Laws, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition set forth in this Agreement may be waived by the Party entitled to the benefit thereof only by a written instrument signed by such Party, but any such waiver shall not operate as a waiver of, or estoppel with respect to, any prior or subsequent failure to comply therewith. The failure of a Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.11    Consents Not Unreasonably Withheld. Wherever the consent or approval of any Party is required under this Agreement, such consent or approval shall not be unreasonably withheld, delayed or conditioned unless such consent or approval is to be given by such Party at the sole or absolute discretion of such Party or is otherwise similarly qualified.

Section 8.12    Governing Law; Jurisdiction. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law rules thereof which may permit or require the application of the laws of another jurisdiction. The Parties hereby irrevocably submit, for the purposes of any suit, action or other proceeding arising out of this Agreement (other than any dispute arising under Section 2.5(c) that is required to be decided by the Accounting Firm), any other Transaction Document or any Transaction, to the jurisdiction of the courts of the State of New York in the county of New York or of the United States of America in the Southern District of New York and hereby waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue in any such action or proceeding in any such court. Notwithstanding the foregoing, each of the Parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Sources in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating to in any way to any agreement related to the ABL Facility, the Crude Intermediation Financing or the performance thereof, in any forum other than courts of the State of New York in the county of New York or of the United States of America in the Southern District of New York and that no Financing Source shall be subject to or liable for any special, consequential, punitive or indirect damages or damages of a tortious nature in connection with this Agreement and the Transactions. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 8.12. With respect to any matters to which the Parties have submitted to jurisdiction in this Section 8.12, the prevailing party shall be entitled to reimbursement of reasonable attorneys’ fees.

Section 8.13    Waiver of Jury Trial. Each Party hereby waives, to the fullest extent permitted by Applicable Laws, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement, any other Transaction Document or the Transactions (including the ABL Facility, the Crude Intermediation Financing and the obligations of any Financing Sources in respect thereof). Each Party (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Party have been induced to enter into this Agreement by, among other things, the mutual waivers in this Section 8.13.

Section 8.14    Public Announcements. The Parties shall consult with one another before issuing any public announcement, statement or other disclosure with respect to this Agreement or the other Transaction Documents or the Transactions or any of the Parties and their respective Affiliates, and no Party shall issue any such public announcement, statement or other disclosure without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed) unless such action is required by Applicable Law. Each Party, upon the request of any other Party, shall provide to such other Party, and such other Party shall have the right to review in advance, all information relating to this Agreement or the other Transaction Documents or the Transactions that appears in any filing made in connection with the Transactions.

Section 8.15    Further Assurances. Each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the Transactions, including obtaining all necessary consents, waivers, Authorizations, Orders and approvals of Governmental Authorities or third parties, required of it.

Section 8.16    Effect of Amendment and Restatement. On and after the date of this Amended and Restated Transaction Agreement, each reference to the “Transaction Agreement” or otherwise to this Agreement in any Transaction Document shall be deemed to be a reference to this Amended and Restated Transaction Agreement. Nothing herein shall be deemed to entitle any party hereto to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements in any Transaction Document except to the extent specified herein.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

LG ASPHALT L.P.
By: /s/ Michael Dees
Name: Michael Dees
Title: Authorized Signatory
NUSTAR LOGISTICS, L.P.
By:    NuStar GP, Inc., its General Partner

By: /s/ Bradley C. Barron
Name: Bradley C. Barron
Title: Executive Vice President

Amended and Restated Transaction Agreement Signature Page

1

APPENDIX A

Definitions
Unless the context otherwise requires, the following terms shall have the following respective meanings for all purposes, and the following definitions are equally applicable both to the singular and plural forms and the feminine, masculine and neuter forms of the terms defined.
“ABL Facility” means the Credit Agreement, dated as of September 28, 2012, among Refining, the Company, the lenders party thereto, Royal Bank of Canada, as administrative agent, Royal Bank of Canada, PNC Bank, N.A., and Wells Fargo Bank, N.A., as co-collateral agents, RBC Capital Markets, PNC Capital Markets LLC, Wells Fargo Bank, N.A., Deutsche Bank Securities Inc. and UBS Securities LLC, as joint lead arrangers and joint bookrunners, PNC Bank, N.A. and Wells Fargo Bank, N.A., as co-syndication agents, and PNC Bank, N.A., Deutsche Bank Securities Inc. and UBS Securities LLC, as co-documentation agents.
“ABL Facility Amendment” has the meaning specified in Section 7.4.
“Accounting Firm” has the meaning specified in Section 2.5(c).
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by (each such controlled Affiliate, a “Controlled Affiliate”) or is under common Control with such Person. For purposes of this definition, “Control”, when used with respect to any specified Person, means the possession of the power to direct the management or policies of the specified Person, directly or indirectly, whether through the ownership of voting securities, partnership or limited liability company interests, by contract or otherwise. For purposes of this Agreement, prior to the Closing, none of the Company Group shall be deemed to be an Affiliate of either LG or Logistics or their respective Affiliates.
“Agreement” has the meaning specified in the Preamble.
“Amended NuStar Facility” has the meaning specified in Section 0.
“Amended Terminal Leases” has the meaning specified in Section 2.2.
“Applicable Law” means, as used in this Agreement or with respect to any Party to this Agreement, all common laws, customary laws, constitutional laws, statutes, directives, codes, resolutions, enactments, treaties, ordinances, judgments, decrees, injunctions, writs and orders, rules, regulations, orders, interpretations and governmental approvals of any Governmental Authority, in each case, having jurisdiction over or with respect to (a) this Agreement, (b) such Party or (c) the Transactions and the performance of the Transactions by such Party.

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“Authorization” means any franchise, permit, license, authorization, order, certificate, registration, plan, exemption, variance, decree, agreement, right or other consent or approval granted by any Governmental Authority.
“Baltimore Terminal Lease” means the Terminal Services Schedule (Baltimore Terminal), dated as of December 21, 2011, between NS TOP and Marketing, executed pursuant to the Master Terminal Services Agreement among NuStar Pipeline Operating Partnership L.P., Logistics and Marketing, dated as of December 21, 2011, as amended by Amendment No. 1 to Terminal Services Schedule (Baltimore Terminal), dated as of February 13, 2012, and Amended and Restated Amendment No. 2 to Terminal Services Schedule (Baltimore Terminal), dated as of May 9, 2012.
“Business Day” means a day other than a Saturday, Sunday or any other day on which banks located in the State of New York are authorized or obligated to close.
“Canceled Terminal Leases” has the meaning specified in Section 2.2.
“Catoosa Terminal Lease” means the Terminal Services Schedule (Catoosa Asphalt), dated as of September 28, 2012, between Logistics and Marketing, executed pursuant to the Master Terminal Services Agreement among NuStar Pipeline Operating Partnership L.P., Logistics and Marketing, dated as of December 21, 2011.
“Claim” means (a) any demand, claim, grievance or Litigation, made or pending for any Loss, specific performance, injunctive relief, remediation or other equitable relief or (b) any charge or notice of violation issues by a Governmental Authority, in each of cases (a) and (b), whether or not ultimately determined to be valid.
“Class A Interests” has the meaning specified in the Recitals.
“Class B Interests” has the meaning specified in the Recitals.
“Closing” has the meaning specified in Section 2.3.
“Closing Conditions” means each of the conditions to the Closing set forth in Article V.
“Closing Date” has the meaning specified in Section 2.3.
“Closing Inventory” has the meaning specified in Section 2.5(b).
“Closing Inventory Statement” has the meaning specified in Section 2.5(b).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning specified in the Recitals.
“Company Group” means the Company, Refining and Marketing.

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“Company Third-Party Consent” means any approval, consent, amendment or waiver of any Person that is required under any Organizational Document of the Company Group or under any Contract to which the Company Group is a party or by which it or its assets are bound in order to effect the Transactions or any part thereof, including waivers and consents by lenders and waivers of transfer restrictions.
“Contracts” means any written, oral, implied or other promise, agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, assignment, power of attorney, certificate, purchase order, work order, commitment, covenant, assurance or undertaking of any nature.
“Crude Intermediation Financing” has the meaning specified in Section 7.6.
“Determination Date” has the meaning specified in Section 2.5(c).
“Dollars” or “$” refers to the lawful currency of the United States of America.
“Dumfries Terminal Lease” means the Terminal Services Schedule (Dumfries Terminal), dated as of December 21, 2011, between NS TOP and Marketing, executed pursuant to the Master Terminal Services Agreement among NuStar Pipeline Operating Partnership L.P., Logistics and Marketing, dated as of December 21, 2011, as amended by Amendment No. 1 to Terminal Services Schedule (Dumfries Terminal), dated as of February 7, 2012, and Amendment No. 2 to Terminal Services Schedule (Dumfries Terminal), dated as of August 1, 2013.
“Energy” means NuStar Energy L.P., a Delaware limited partnership.
“Financing Sources” has the meaning specified in Section 8.2.
“Governmental Authority” means any national, federal, regional, state, local or other governmental agency, authority, administrative agency, regulatory body, commission, instrumentality, court or arbitral tribunal having governmental or quasi-governmental powers; provided, however, that such term shall not include any entity or organization that is engaged primarily in industrial or commercial operations and is wholly or partly owned by any government.
“GP LLC” means NuStar GP, LLC, a Delaware limited liability company.
“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the

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term Guarantee shall not include endorsements for collection or deposit, in each case in the ordinary course of business.
“Houston Terminal Lease” means the Terminal Services Schedule (Houston Asphalt), dated as of September 28, 2012, between Logistics and Marketing, executed pursuant to the Master Terminal Services Agreement among NuStar Pipeline Operating Partnership L.P., Logistics and Marketing, dated as of December 21, 2011.
“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, other than trade credit incurred in the ordinary course of business consistent with past practice, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person, (h) all capital lease obligations of such Person, (i) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances. The Indebtedness of any Person shall include all Indebtedness of any partnership in which such Person is a general partner.
“Independent Accountants” has the meaning specified in Section 7.11(c).
“Inventory” means all product inventory held by the Company Group for sale to third parties or for use in the production of products for sale to third parties, including crude oil, intermediate feedstock, asphalt, semi-finished refined products, refined products (such as vacuum gas oil, marine diesel oil, marine gas oil and light gas oil), straight run naptha, cutter stock, petroleum products, petrochemicals, derivatives, additives, polymers and related maintenance materials, operating supplies and chemicals, in each case as determined in accordance with (and as further described in) Appendix B.
“Inventory Purchase Price” has the meaning specified in Section 2.5(a).
“Inventory Transfer Timing” means 00:00:01 local time on the Closing Date.
“ISRA” means the New Jersey Industrial Site Recovery Act.
“Jacksonville Terminal Lease” means the Terminal Services Schedule (Jacksonville Terminal), dated as of December 21, 2011, between NS TOP and Marketing, executed pursuant to the Master Terminal Services Agreement among NuStar Pipeline Operating Partnership L.P., Logistics and Marketing, dated as of December 21, 2011.

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“Knowledge” means (i) in the case of Logistics, the actual knowledge of Bradley C. Barron and Steve Blank, after reasonable inquiry of such individuals’ direct reports, after a reasonable inquiry of such individual’s direct reports and (ii) in the case of LG, the actual knowledge of J. Russell Triedman, Michael W. Dees and Rachael Wagner after a reasonable inquiry of such individuals’ direct reports.
“LG” has the meaning specified in the Preamble.
“LG Third-Party Consent” means any approval, consent, amendment or waiver of any Person that is required under any Organizational Document of LG or any of its Affiliates or under any Contract to which LG or any of its Affiliates is a party or by which it or its assets are bound in order to effect the Transactions or any part thereof, including waivers and consents by lenders and waivers of transfer restrictions.
“Liens” means any and all mortgages, pledges, claims, liens, security interests, options, warrants, purchase rights, conditional and installment sales agreements, easements, equities, charges, activity and use restrictions and limitations, covenants, encroachments, exceptions, rights-of-way, deed restrictions, defects or imperfections of title, encumbrances and charges of any kind, and any restrictions on rights to receive income or voting rights.
“Litigation” means any action, case, suit, arbitration, hearing, investigation, charge, claim (including any claim of a violation of Applicable Law), litigation or other proceeding pending, commenced, brought, conducted or prosecuted before, or otherwise involving, any Governmental Authority.
“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of March 8, 2013.
“Logistics” has the meaning specified in the Preamble.
“Logistics Released Parties” has the meaning specified in Section 7.15(b).
“Loss” means all damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, Obligations, Taxes, Liens, losses, assessments, judgments, awards, arbitration awards, demands, claims, orders, expenses and fees, including costs of investigation, court costs, costs of defense and reasonable attorneys’ fees and expenses.
“LSRP” means a Licensed Site Remediation Professional.
“Marketing” means NuStar Marketing LLC, a Delaware limited liability company.
“NJDEP” means the New Jersey Department of Environmental Protection.
“Notice of Disagreement” means a written notice provided by LG to Logistics setting forth LG’s disagreement with respect to the Closing Inventory Statement.

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“NS TOP” means NuStar Terminals Operations Partnership L.P., a Delaware limited partnership.
“NuStar Facility” means the 7-year Unsecured Revolving Credit Agreement, dated as of September 28, 2012, among Refining, the Company and Logistics.
“NuStar Third-Party Consent” means any approval, consent, amendment or waiver of any Person that is required under any Organizational Document of Logistics, Energy, GP LLC or NS TOP or under any Contract to which the Logistics, Energy, GP LLC or NS TOP is a party or by which it or its assets are bound in order to effect the Transactions or any part thereof, including waivers and consents by lenders and waivers of transfer restrictions.
“Obligations” means duties, liabilities and obligations, whether vested, absolute or contingent, primary or secondary, direct or indirect, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.
“Order” means any judgment, order, writ, injunction, legally binding agreement with a Governmental Authority, stipulation or decree.
“Organizational Documents” means, (a) with respect to any corporation, its certificate or articles of incorporation and its bylaws, (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Original Transaction Agreement” has the meaning specified in the Recitals.
“Party” and “Parties” has the meaning specified in the Preamble.
“Permits” means permits, registrations, notifications, franchises, licenses, certificates, waivers, exemptions, variances, rights, Orders, and other authorizations, consents and approvals of Governmental Authorities.
“Person” means any individual, corporation, partnership, limited liability company, association, joint stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof.
“Purchase and Sale Agreement” has the meaning specified in Section 7.14.
“Purchased Inventory” means all Inventory at the Swapped Terminals and in the Transferred Railcars, including tank heel and linefill.

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“Redemption” has the meaning specified in Section 2.1.
“Refining” means NuStar Asphalt Refining, LLC, a Delaware limited liability company.
“Released Parties” has the meaning specified in Section 7.15(a).
“Retained Terminals” means the terminals located in Baltimore, Maryland, Jacksonville, Florida, Dumfries, Virginia and Wilmington, Delaware, utilized by the Company Group pursuant to the Baltimore Terminal Lease, the Jacksonville Terminal Lease, the Dumfries Terminal Lease and the Wilmington Terminal Lease, respectively.
“Rosario Terminal Lease” means the Terminal Services Schedule (Rosario Asphalt), dated as of September 28, 2012, between Logistics and Marketing, executed pursuant to the Master Terminal Services Agreement among NuStar Pipeline Operating Partnership L.P., Logistics and Marketing, dated as of December 21, 2011.
“Services Agreement” has the meaning specified in Section 7.7.
“Services Agreement Amendment” has the meaning specified in Section 7.7.
“Supply Agreement” has the meaning specified in Section 7.13.
“Swapped Terminals” means the terminals located in Rosario, New Mexico, Catoosa, Oklahoma and Houston, Texas, utilized by the Company Group prior to the date hereof pursuant to the Canceled Terminal Leases.
“Tax Return” has the meaning specified in Section 7.11(c).
“Third-Party Consent” means any approval, consent, amendment or waiver of any Person that is required under any Organizational Document of Logistics, Energy, GP LLC, NS TOP, LG or the Company Group or under any Contract to which Logistics, Energy, GP LLC, NS TOP, LG or the Company Group is a party or by which it or its assets are bound in order to effect the Transactions or any part thereof, including waivers and consents by lenders and waivers of transfer restrictions.
“Transaction Documents” means this Agreement, the Amended NuStar Facility, the Amended Terminal Leases, the ABL Facility Amendment, the Services Agreement, and the Services Agreement Amendment, together with all appendices, schedules and exhibits attached hereto and thereto, and all certificates, opinions and other documents delivered in connection therewith and with the consummation of the Transactions.
“Transactions” means the transactions contemplated by this Agreement and by the other Transaction Documents.
“Transferred Railcars” means the heated asphalt railcars listed on Appendix D.

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“Wilmington Terminal Lease” means the Terminal Services Schedule (Wilmington Asphalt), dated as of September 28, 2012, between Logistics and Marketing, executed pursuant to the Master Terminal Services Agreement among NuStar Pipeline Operating Partnership L.P., Logistics and Marketing, dated as of December 21, 2011.

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